                                                                       EXHIBIT 5

                      [SULLIVAN & CROMWELL LETTERHEAD]




                                                              September 11, 1996



PanEnergy Corp,
  5400 Westheimer Court,
    Houston, Texas  77056.

Dear Sirs:

                 In connection with the registration under the Securities Act of 1933 (the "Act") of $100,000,000 principal amount of 7 3/8% Notes due September 15, 2003 (the "Securities") of PanEnergy Corp, a Delaware corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                 Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the Indenture relating to the Securities and issued and sold as contemplated in the Registration Statements, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of

PanEnergy Corp                                                               -2-

general applicability relating to or affecting creditors' rights and to general equity principles.

                 The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                 We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the initial Trustee thereunder, an assumption which we have not independently verified.

                 We hereby consent to the filing of this opinion as an exhibit to each Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        SULLIVAN & CROMWELL